RESTATED CERTIFICATE OF INCORPORATION
                        OF THE INTERGROUP CORPORATION


THE INTERGROUP CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.   The name of the corporation is "The Intergroup Corporation".

2. The date of filing of its original Certificate of Incorporation with the Secretary of State was the 10th day of September, 1985.

This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of his corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

FIRST

The name of the corporation is as follows: THE INTERGROUP CORPORATION.

SECOND

The address of its registered office in the State of Delaware is No. 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The nature of the business or purposes to be conducted or promoted are as follows:

To acquire, hold, utilize, improve, deal with, lease, mortgage, or otherwise encumber and dispose of property of every type and description, wherever situated, and to operate such properties on a business-like basis and so as to provide opportunities to all without regard to race, creed or color; and

To engage in any other lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

FOURTH

The total number of shares of stock which the corporation shall have the authority to issue is One Million Six Hundred Thousand (1,600,000) shares, which are divided into two classes as follows:

One Million Five Hundred Thousand (1,500,000) shares of Common Stock, $0.01 par value per share, and One Hundred Thousand (100,000) shares of Preferred Stock, $0.10 par value per share.

The Board of Directors shall have authority to fix from time to time by resolution or resolutions the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of the number of shares of any series of Preferred Stock. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

FIFTH

The corporation is to have perpetual existence.

SIXTH

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

(a)   To make, alter, or repeal the by-laws of the corporation;

(b) To direct and determine the use and disposition of any annual net profits or net assets in excess of capital; to set apart out of any of the funds of the corporation available for dividendsa reserve or reserves for any proper purpose; and to abolish any such reserve in the manner in which it was created;

(c) To establish bonus, profit-sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the corporation and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations;

(d) From time to time to determine whether and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders;

(e) To authorize, and cause to be executed, mortgages and liens upon the real and personal property of the corporation; and

(f) By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Certificate ofIncorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation.

EIGHTH

The number of members of the Board of Directors will be fixed from time to time by the Board of Directors, but (subject to vacancies) in no event may there be less than five directors or more than nine. The Board of Directors shall be divided in three (3) classes as nearly equal in number as possible, with the term of office of Class A expiring at the 1985 annual meeting of stockholders, of Class B expiring at the 1986 annual meeting of stockholders, and Class C expiring at the 1987 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1985 annual meeting of stockholders, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When any director is elected by the remaining directors to fill a vacancy occasioned by the death, resignation or removal or a director; the successor director will hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for reelection even though such term may extend beyond the next annual meeting. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders.

NINTH

No holder of shares of the corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of shares whether now or hereafter authorized, or of any bonds, debentures, warrants, options or other securities convertible into shares of any class.

TENTH

Except as set forth herein (a) any merger or consolidation of the corporation, or any of its subsidiaries, with or into any other trust, corporation or other entity; or (b) any purchase, lease or other acquisition by the corporation or any of its subsidiaries, of any assets or securities or combination thereof, from any other trust, corporation, person or entity, in exchange for voting securities (or securities convertible into voting securities or options, warrants or rights to purchase voting securities or securities convertible into voting securities) of the corporation, or any of its subsidiaries, shall require the affirmative vote of the holders of seventy-five (75%) percent of the directors and the affirmative vote or written consent of fifty one (51%) percent of the issued and outstanding shares entitled to vote thereon, or in the event of rejection of such proposal by the directors, an affirmative vote of seventy-five (75%) percent of the issued and outstanding shares entitled to vote thereon. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange.

The special voting requirements contained herein, shall not apply to any transaction which involves only the corporation, or any of its subsidiaries, and a corporation of which a majority of the outstanding shares of each class of capital stock entitled to vote in elections of directors is owned of record or beneficially by the corporation, or any of its subsidiaries.

ELEVENTH

Meetings of stockholders and directors may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

TWELFTH

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or resolution of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, that no director, officer or agent may satisfy any right of indemnity or reimbursement granted herein or to which he or she may be otherwise entitled except out of the property of the corporation, and no stock holder shall be personally liable with respect to any claim of a director, officer or agent for indemnity or reimbursement.

THIRTEENTH

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders of any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title
8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

FOURTEENTH

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

FIFTEENTH

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not operate so as to limit the liability of a director to an extent greater than permitted under Title 8, Section 102(b)
(7), as the same may be amended or supplemented, or any successor provision thereto.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective on February 20, 1998.

IN WITNESS WHEREOF, said Board of Directors of THE INTERGROUP
CORPORATION has caused this Certificate to be signed by John V. Winfield its Chairman, this 20th day of February, 1998.

THE INTERGROUP CORPORATION



By: /s/ John V. Winfield
John V. Winfield
President and Chairman of the Board